December 2, 1996

John McCarroll (515) 281-2785


Trading in the common stock of MidAmerican Energy Company begins this morning under a new corporate name: MidAmerican Energy Holdings Company. The holding company structure for MidAmerican became effective Dec. 1.

MidAmerican shareholders approved formation of the holding company in April 1996, and state and federal regulatory agencies also approved the change. MidAmerican Energy Company will operate as the wholly-owned utility subsidiary of MidAmerican Energy Holdings Company.

Each share of MidAmerican common stock will automatically become one share of the holding company's stock. MidAmerican shareholders do not need to exchange their stock certificates. The holding company's trading symbol on the New York Stock Exchange will be MEC. Preferred stock previously issued by MidAmerican is not affected by this transaction.

MidAmerican Energy Holdings Company, headquartered in Des Moines, has three subsidiaries: MidAmerican Energy Company, MidAmerican Capital Company and Midwest Capital Group. MidAmerican Energy, Iowa's largest utility, serves 635,000 electric customers and 600,000 natural gas customers in Iowa, Illinois, South Dakota and Nebraska. MidAmerican Capital manages nonregulated businesses involved in railcar management and repair, electric and natural gas marketing, communications and passive investments. Midwest Capital is involved in economic development. Information on MidAmerican is available on the Internet at http://www.midamerican.com.

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